Exhibit 10.12

DocuSign Envelope ID: 77B4C964-6904-4068-AC30-5E615819AC7A

PROLOGIS CLEAR LEASE

Simplify your lease. Simplify your business.

THIS LEASE is made between Landlord and Tenant as of the Effective Date below.

1. General Defined Terms.

a) **Effective Date:** 08 February 2022 ______________, 20__

b) **Landlord:** Prologis, L.P., a Delaware limited partnership

c) **Landlord Notice Address:**
Prologis
5520 Kietzke Ln., Suite 230
Reno, Nevada
89511
Attn: Market Officer

With copy to: Prologis
1800 Wazee Street
Suite 500
Denver, Colorado 80202
Attn: General Counsel

d) **Tenant:** Dragonfly Energy Corporation, a Nevada corporation

e) **Tenant Notice Address:**
1190 Trademark Drive
#108
Reno, Nevada 89521
Attn: General Counsel

With copy to: ______________

f) **Premises:** That portion of the Building containing approximately 390,240 rentable square feet as shown on Exhibit A.

g) **Building:** Damonte Ranch 4
(address to be assigned upon Building completion)

h) **Project:** Prologis Park Damonte Ranch

i) **Tenant's Proportionate Share of Taxes:** 100.00%

j) **Lease Term:** Beginning on the Commencement Date and ending on the day which is 124 full calendar months following the Commencement Date (the "Expiration Date").

k) **Commencement Date:** Upon Substantial Completion of construction of the Building (where "Substantial Completion of construction of the Building" shall mean and refer to the occurrence of: (a) Landlord's receipt of permit sign-offs for the Building, and (b) the certification by the construction project architect that the Building is substantially completed except for punch list items which do not prevent in any material way the use of the Building for the purposes for warehouse use).

l) **Monthly Base Rent:**

	Period		Monthly Base Rent
Month 1	through	Month 4	*USD$230,241.60
Month 5	through	Month 12	USD$230,241.60
Month 13	through	Month 24	USD$237,148.85
Month 25	through	Month 36	USD$244,263.32
Month 37	through	Month 48	USD$251,591.22
Month 49	through	Month 60	USD$259,138.96
Month 61	through	Month 72	USD$266,913.13
Month 73	through	Month 84	USD$274,920.52
Month 85	through	Month 96	USD$283,168.14
Month 97	through	Month 108	USD$291,663.18
Month 109	through	Month 120	USD$300,413.08
Month 121	through	Month 124	USD$309,425.47

*Base Rent is abated during this period. Monthly FOE and Taxes will be due as provided in this Lease during this period.

m) **Monthly Fixed Operating Expenses ("Monthly FOE"):**

Operating Expenses:	USD$21,892.46
Capital Repairs/Replacements:	USD$2,107.30
Total Monthly FOE:	USD$23,999.76

n) **Annual FOE Increase:** 2.40%

o) **Monthly Taxes (Initial Estimate):** USD$21,463.20

PLD Property ID: [ren00891]
[NV]
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PROLOGIS®

DocuSign Envelope ID: 77B4C964-6904-4068-AC30-5E615819AC7A

p)	**Security Deposit:**	USD$275,704.56 in the form of Cash
q)	**Landlord Broker:**	CBRE – Dan Buhrmann
r)	**Tenant Broker:**	Kidder Mathews Inc. – Steve Kucera
s)	**Exhibits:**	**Exhibit A** - Site Plan **Exhibit B** - Project Rules and Regulations **Exhibit C** - Nevada Notice of Non-Responsibility **Exhibit D** - One Renewal Option at Market **Exhibit E** - Storage and Use of Permitted Hazardous Materials

2. Granting Clause. In consideration for performance of Tenant's obligations under this Lease, Landlord leases to Tenant, and Tenant takes from Landlord, the Premises for the Lease Term, subject to the provisions of this Lease. Tenant represents and warrants to Landlord that the individual executing this Lease on behalf of Tenant is authorized to do so, and Tenant has taken all necessary actions for this Lease to be binding and enforceable.

3. Acceptance of Premises. Tenant accepts the Premises in its "as-is" condition as of the Commencement Date. Tenant waives any implied warranty that the Premises is suitable for Tenant's intended purposes. Within 10 days after request, Tenant shall execute and deliver to Landlord a certificate stating the Commencement Date of the Lease and the end of the Lease Term. Occupation of the Premises by Tenant prior to the Commencement Date shall be subject to all obligations of Tenant under this Lease except for the payment of Monthly Base Rent, Monthly FOE, and Monthly Taxes.

Landlord represents and warrants, to its knowledge, that as of the Commencement Date the Premises' HVAC, electrical, plumbing and other mechanical systems are in good working order and Landlord warrants such systems for a period of six (6) months from the Commencement Date; provided, however, that such warranty shall not be effective for any maintenance, repairs or replacements necessitated due to the misuse of, or damages caused by, Tenant, its employees, contractors, agents, subtenants, or invitees.

4. Use. The Premises shall be used only for the purpose of receiving, storing, shipping, and selling (but specifically excluding retail selling) products, and for such other incidental lawful uses; furthermore, with respect to the materials itemized in Exhibit E and pursuant to the terms thereof, Tenant's use may include manufacturing and assembly. Tenant shall not conduct any public sale at the Premises, use the Premises as a place of public accommodation under the Americans With Disabilities Act or any other Legal Requirements, or permit any nuisance at the Premises. Tenant shall use the Premises in compliance with all federal, state, and local laws, orders, judgments, ordinances, regulations, codes, permits, licenses, covenants, and restrictions now or hereafter applicable to the Premises (collectively, "**Legal Requirements**"). Tenant shall, at its expense, make any alterations or modifications to the Premises or Project that are required by Legal Requirements due to Tenant's specific use or occupation of the Premises.

5. Monthly Base Rent and Monthly FOE. Upon execution of this Lease, Tenant shall pay to Landlord the first payment of Monthly Base Rent, Monthly Taxes, and Monthly FOE payable under the Lease, and thereafter Tenant shall pay all such payments in advance, without demand, no later than the first day of each calendar month following the Commencement Date (prorated for any fractional calendar month). Effective on the same date that Monthly Base Rent is increased following any abatement period as provided in Section 1, the Monthly FOE shall be automatically increased by the Annual FOE Increase set forth in Section 1. Tenant shall make all payments to Landlord (or to such other party or at such location as Landlord may from time to time specify in writing) by **Electronic** Fund Transfer or Automated Clearing House. Tenant's payment obligations and Landlord's obligations under this Lease are independent obligations. Tenant shall not abate, reduce, or set-off any amounts payable except as may be expressly provided in this Lease. Without limiting Landlord's other rights and remedies, if Tenant is delinquent in any payment due for more than 5 days, Tenant shall pay to Landlord on demand as a late charge (and not as a penalty) an amount equal to five percent (5%) of the delinquent sum.

The Monthly FOE payable by Tenant shall be Tenant's reimbursement for Landlord's costs with respect to insurance premiums as provided in Section 9, Landlord's repair and maintenance obligations as provided in Section 10, and the property management fee.

6. Security Deposit. Tenant shall pay Landlord the Security Deposit upon execution of this Lease as security for the performance of Tenant's obligations. The Security Deposit is not an advance rental deposit, or a measure of Landlord's damages arising from an Event of Default (as hereinafter defined). Upon any Event of Default, Landlord may use the Security Deposit to satisfy Tenant's obligations under this Lease, without

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- 3 - prejudice to any other remedy provided herein or by law. Tenant shall pay Landlord, no later than 10 days from demand, an amount that will restore the Security Deposit to the amount required under this Lease. Landlord's obligation with respect to the Security Deposit is that of a debtor, not a trustee. The Security Deposit shall be the property of Landlord, and any remaining amount of the Security Deposit shall be paid to Tenant no later than 30 days after Tenant's obligations under this Lease have been fulfilled. Landlord shall not be required to keep the Security Deposit separate from its general accounts, and no interest shall accrue thereon. 7. Utilities. Tenant shall pay the utility provider directly for all separately metered or contracted utilities serving the Premises, along with any taxes, penalties, or surcharges related thereto. Water and sewer services are included in the Monthly FOE, and Tenant agrees to limit use of water and sewer to amounts consistent with normal restroom, break room, and office use. Notwithstanding the foregoing, provided that such utilities are priced at, or below, local utility provider rates, Landlord may elect to deliver gas and electric utility services to Tenant directly, or through an intermediary, including Landlord holding the utility accounts, and Tenant shall reimburse Landlord for Tenant’s consumption no later than thirty (30) days from receipt of demand. In the event Tenant’s use of water and sewer services materially exceeds the foregoing, Landlord may separately meter the water and sewer services, at Tenant’s expense, and may require Tenant to pay the service provider directly. Landlord shall have no liability to Tenant with respect to any interruptions or failures of utilities. 8. Taxes. Subject to reimbursement as provided below, Landlord shall pay all taxes, assessments, governmental charges, fees or payments to a governmental authority in lieu of taxes, and fees payable to tax consultants and attorneys for consultation and contesting taxes that accrue during the Lease Term against the tax parcel on which the Premises is located (collectively, "Taxes"). In addition, Taxes shall include all capital levies, or other taxes assessed upon the rent payable to Landlord under this Lease, and any franchise tax, excise, use, margin, transaction, sales or privilege tax, assessment, levy or charge measured by or based upon such rent, or the value of the Premises and/or the Project; provided, however, in no event shall Tenant be liable for any income taxes imposed on Landlord unless such income taxes are in substitution for any Taxes. If any tax is levied or assessed directly against Tenant, or results from any Tenant-Made Alterations (defined below), property, contents, or fixtures placed in the Premises by Tenant, then Tenant shall pay such tax directly to the taxing authority, even if levied or assessed against Landlord. Along with each payment of Monthly Base Rent under this Lease, Tenant shall pay Landlord one-twelfth (1/12) of Tenant's Proportionate Share of Taxes as estimated by Landlord from time to time. Tenant shall be responsible only for Tenant’s Proportionate Share of actual Taxes in any calendar year. Each year, within ninety (90) days of the final determination of Taxes for the prior year, Landlord shall provide Tenant with reasonable documentation of the Taxes for such period, together with a reconciliation statement showing the Taxes paid by Tenant and the actual Taxes for such period; any difference between Tenant’s estimated payments and Tenant’s Proportionate Share of actual Taxes will be reconciled annually by either: (a) Tenant paying Landlord, or (b) Landlord paying Tenant, such amounts to true-up the differences, each within thirty (30) days after such determination. Tenant's Proportionate Share may be as adjusted by Landlord for future changes in the physical size of the Premises, Building, or Project. The Monthly Taxes is an estimate only, actual Taxes may vary. 9. Insurance. During the Lease Term, Landlord shall maintain all risk property insurance covering the replacement of the Building and commercial general liability insurance on the Project. Landlord’s insurance may be included in a blanket policy or captive insurance program. Tenant will not use the Premises in any manner that would void Landlord's insurance. During the Lease Term, Tenant shall maintain the following insurance policies at Tenant’s expense and without limiting Tenant’s liability under this Lease: (a) commercial general liability, on an occurrence basis, having a minimum limit of $2,000,000 per occurrence naming Landlord, Prologis, Inc., and its property manager as additional insureds; (b) all-risk property covering the full replacement cost of all property and improvements placed in the Premises by, or on behalf of, Tenant; (c) workers’ compensation as required by the applicable state statute which shall include a waiver of subrogation in favor of Landlord Parties; (d) employers liability of not less than $1,000,000, and (v) business automobile liability having a combined single limit of not less than $2,000,000 per occurrence insuring Tenant against liability arising out of the ownership, maintenance, or use of any owned, hired or non-owned vehicles. Tenant’s insurance shall provide primary and non-contributory coverage to Landlord Parties with respect to Tenant’s indemnity obligations under this Lease. Tenant’s insurance requirements may be satisfied by a combination of primary and excess policy limits or an umbrella policy. Tenant shall provide Landlord with certificates of such insurance prior to Tenant taking possession of the Premises, and thereafter prior to the expiration of the insurance coverage, or 15 days following Tenant’s receipt of Landlord’s request.

- 4 - The all-risk property insurance obtained by Landlord and Tenant shall include a waiver of subrogation in connection with any insured loss by the insurers and all rights based upon an assignment from its insured, against Landlord, or its agents, employees, contractors, or property manager (collectively the “Landlord Parties”), or Tenant, its agents, employees, contractors, subtenants, assigns, or invitees (collectively the “Tenant Parties”). No Landlord Parties or Tenant Parties shall be liable to any other, for any loss coverable by all risk property insurance, and each party waives claims against the Landlord Parties and Tenant Parties (as applicable) for such loss. Notwithstanding anything contained herein to the contrary, Tenant shall be responsible for all contents, owned or unowned, places in the Premises by, or on behalf of, Tenant. The failure of either party to insure its property shall not void this waiver. The Landlord Parties and Tenant Parties waive any claims against the other for business interruption loss from any cause whatsoever, including damage caused in whole or in part, directly or indirectly, by the negligent acts of the other party (but subject to Legal Requirements with respect to the non waive-ability of gross negligence or intentional misconduct of either party).. Notwithstanding the foregoing, with respect to any damage to the Project caused by Tenant Parties, Tenant shall pay Landlord’s all-risk property insurance deductible, not to exceed $25,000 per occurrence, within thirty (30) days following demand. 10. Landlord's Repairs and Maintenance. Landlord shall maintain, repair, and replace as reasonably necessary to keep in good working order the following elements of the Project which serve the Building: (a) structural elements of the Building, (b) roof (including roof membrane), (c) exterior walls, (d) parking areas (including snow removal to the extent consistent with market practice), driveways, landscaping, (e) exterior lighting, (f) Building fire sprinkler system, (g) plumbing, water and sewer lines (excluding any Tenant specialized plumbing), (h) water heater, (i) restroom and breakroom fixtures existing as of the Commencement Date, (j) office area ceiling tiles, (k) windows, (l) demising wall, (m) ventilation, and air conditioning units serving the office area of the Premises (the “Office HVAC”), and (m) exterior louvers and ventilation fans for standard warehouse air changes, heating and evaporative cooler systems serving the warehouse area of the Premises (the “Warehouse Systems”). Landlord shall also complete a bi-annual preventative maintenance service of all dock doors, dock levelers, and dock bumpers. Landlord’s obligations for repair and replacements under this Lease shall expressly exclude any damage resulting from the misuse or damage by Tenant Parties, and, subject to Sections 9 and 15, Tenant shall reimburse Landlord no later than thirty (30) days from demand the cost of any repair or replacement resulting from damage or misuse by Tenant Parties. Tenant shall promptly give Landlord written notice of any repair required by Landlord. 11. Tenant's Repairs. Subject to Landlord's obligations in Section 10, and subject to Sections 9 and 15, Tenant, at its expense, shall maintain, repair, and replace in good working order all areas, improvements and systems exclusively serving the Premises including floor slab, doors, and Tenant HVAC and related components. “Tenant HVAC” means HVAC systems installed by Tenant, specialty HVAC equipment (including IT room HVAC), and warehouse air conditioning systems (other than the Warehouse Systems) including temperature-controlled product systems. In addition, Tenant, at Tenant’s expense, shall repair and replace in good working order the dock doors, dock levelers, and dock bumpers serving the Premises. If Tenant fails to perform any Tenant maintenance, repair, or replacement required under this Lease within 30 days from demand, Landlord may perform such work and Tenant shall reimburse Landlord for such costs within 30 days after demand along with a 5% administrative fee. 12. Tenant-Made Alterations and Trade Fixtures. Tenant must obtain Landlord’s written consent for any alterations or improvements made to the Premises or Project by, or on behalf of, Tenant ("Tenant-Made Alterations"). Tenant shall be responsible to ensure that all Tenant-Made Alterations comply with Legal Requirements and are constructed in a good and workmanlike manner by reputable contractors. Tenant shall provide Landlord with the names of all contractors performing work or supplying materials prior to beginning construction, and Landlord may post notices of non-responsibility at the Premises. Tenant shall cause its contractor completing Tenant-Made Alterations to provide certificates of insurance for worker's compensation, including a waiver of subrogation in favor of Landlord Parties, and commercial general liability in an amount equal to $2,000,000, including a provision of additional insured status for Landlord Parties. Upon completion of any Tenant-Made Alterations, Tenant shall deliver to Landlord final lien waivers from all contractors and subcontractors which provided services for the Tenant-Made Alterations. Upon surrender of the Premises, Tenant shall remove all Tenant-Made Alterations and any improvements constructed by Tenant, unless Landlord notifies Tenant that they shall remain as Landlord's property. Tenant shall repair any damage resulting from such removal. Upon Tenant's written request, Landlord shall provide Tenant a list of Tenant-Made Alterations Landlord will shall allow to remain upon the Expiration Date. Without Landlord’s approval, Tenant may erect shelves, racking, machinery and trade fixtures in the Premises (collectively "Trade Fixtures"), provided such items: (a) do not overload the slab, (b) may be removed without damaging the slab or the Premises, and (c) comply with all Legal Requirements. Upon

- 5 - Lease termination, Tenant, at its expense, shall remove its Trade Fixtures and repair any damage to the Premises caused from such removal. Notwithstanding anything herein to the contrary, and provided that no Event of Default exists or would exist but for the passage of time, giving of notice, or both, Landlord shall contribute up to a maximum amount of $4,682,880 (the “TI Allowance”), towards the Tenant-Made Alterations to the Premises which can be capitalized by Landlord (as opposed to repairs and maintenance to the Premises), which payment shall be made by Landlord to Tenant within 30 days following (i) completion of the Tenant-Made Alterations, (ii) Landlord’s receipt of Tenant’s invoice substantiating the costs along with copies of vendor invoices summarizing work done, (iii) Landlord’s receipt of final lien waivers from all contractors and subcontractors who worked on the Tenant-Made Alterations, and (iv) Landlord’s receipt of a copy of the final construction permit approved by the applicable governing authority to the extent required for such Tenant-Made Alterations. Landlord shall be under no obligation to pay for any Tenant- Made Alterations to the Premises in excess of the TI Allowance. Further, such TI Allowance shall only be available for Tenant’s use through Month 24 of the Lease, and Tenant hereby waives any and all rights to any unused portion of the TI Allowance remaining thereafter. Tenant acknowledges this Lease is for new-build construction. Without any Landlord representation, warranty, or liability with respect to the contents thereof, and without granting or implying any Tenant right to request modifications or to approve the contents thereof, Landlord shall provide Tenant with a copy (in electronic format or other format readily available to Landlord) of the base building specifications for the Building. 13. Signs. Tenant must obtain Landlord’s written consent for any exterior signage. Upon the Lease termination, Tenant, at its expense, shall remove all such signage and repair, paint, and/or replace any damaged building facia surfaces. Tenant, at its expense, shall comply with all Legal Requirements pertaining to such items. 14. Parking. Tenant may park operable vehicles in areas of the Project designated for non-reserved parking and may park operable vehicles and trailers overnight at the docks and designated truck and trailer parking areas for the Premises. Tenant shall not park vehicles or trailers in a manner that causes interference with the access to the parking lots and truck courts at the Project. Landlord may allocate parking spaces among Tenant and other tenants if Landlord reasonably determines such allocation is beneficial to the Project. Landlord shall not be responsible for enforcing Tenant's parking rights against any third parties. 15. Restoration. If at any time during the Lease Term the Premises is damaged by fire or other casualty event (the “Casualty Damage”), within 60 days after such event, Landlord shall notify Tenant of its reasonable estimate for restoration time (the "Restoration Notice"). If the restoration time is estimated to exceed 6 months, either Landlord or Tenant may elect to terminate this Lease upon delivery of written notice to the other party no later than 30 days after delivery of the Restoration Notice. If neither party elects to terminate this Lease, or if Landlord estimates that restoration will take less than 6 months, then Landlord shall, subject to receipt of insurance proceeds, restore the Premises, excluding any Tenant-Made Alterations and Trade Fixtures. Notwithstanding the foregoing, either party may terminate this Lease if the Casualty Damage occurred during the last year of the Lease Term and Landlord reasonably estimates that it will take more than one month to repair such damage. Commencing on the date of the Casualty Damage, Monthly Base Rent, Monthly Taxes, and the Monthly FOE shall be abated from the date of Casualty Damage through the period of repair and restoration in the proportion of the Premises, if any, which is not usable by Tenant. Such abatement shall be the sole remedy of Tenant, and Tenant waives any right to terminate this Lease by reason of damage or casualty loss except as provided above. 16. Condemnation. If the entire Premises is permanently taken by right of eminent domain, or by a purchase in lieu thereof (each a "Taking" or "Taken"), then upon written notice by Landlord this Lease shall terminate and Monthly Base Rent, Monthly FOE, and Monthly Taxes shall be apportioned as of the date of the Taking. If part of the Premises is Taken, then this Lease shall be terminated with respect to the portion so Taken and Monthly Base Rent and Monthly FOE shall be proportionately reduced to the extent fair and reasonable under the circumstances. In the event of a Taking, Landlord shall be entitled to receive the entire purchase price or award from a Taking, and Tenant shall assign to Landlord Tenant's interest, if any, in such purchase price or award. Without diminishing Landlord's purchase price or award, Tenant shall have the right to make a separate claim against the Taking authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant.

- 6 - 17. Assignment and Subletting. Tenant shall not assign this Lease, sublease the Premises, or mortgage or pledge its leasehold interest in this Lease without Landlord’s prior written consent, except as provided below, and any attempt to do so shall be an immediate Event of Default. In determining whether to grant, delay or condition its consent, Landlord may consider whether the intended use would adversely impact the value of the Building, the use or operations of other tenants at the Project, or impair Landlord’s ability to lease other space in the Project. Tenant shall provide Landlord the proposed assignee or sublessee’s name, a description of its business, its financial information, and such other information as Landlord may reasonably request. Any approved assignment or sublease shall be expressly subject to: (a) the terms and conditions of this Lease, and (b) revocable if there is an uncured Event of Default, either at the time of notice or as of the effective date of the assignment or sublease. In an Event of Default, Landlord may collect rent from any occupant of the Premises apply the amount collected to the next due installment of rent under this Lease. For purposes of this Section, a transfer of the ownership interests controlling Tenant shall be deemed an assignment of this Lease unless the interests are publicly traded. Notwithstanding the above, without Landlord’s consent, but with prior written notice to Landlord, Tenant may assign this Lease, or sublet the Premises to any entity controlling Tenant, controlled by Tenant or under common control with Tenant (a "Tenant Affiliate"). This Lease shall be binding upon Tenant’s successors and assigns. Upon Landlord's receipt of Tenant's written notice of a desire to assign this Lease, or sublet the Premises (other than to a Tenant Affiliate), Landlord may terminate this Lease with respect to the area of the Premises described in Tenant's notice by giving written notice to Tenant within 30 days of Landlord’s receipt of such request. Notwithstanding any assignment or subletting (or any Landlord consent thereto), Tenant and any guarantor of Tenant's obligations shall remain liable for all of Tenant’s obligations under this Lease. In the event that the Base Rent due by a sublessee exceeds the Monthly Base Rent payable under this Lease, then Tenant shall pay to Landlord 50% of such excess within 30 days following receipt. 18. Indemnification. Tenant agrees to indemnify, defend, and hold harmless, Landlord Parties from and against all losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees) resulting from third party claims for personal injuries, or damage, theft, or loss of property occurring at the Project which arises from: (a) the use and occupancy of the Premises by Tenant Parties, or (b) any other act or omission of Tenant Parties, except for the negligence or willful misconduct of Landlord Parties. The furnishing of insurance required hereunder shall not be deemed to limit Tenant's obligations under this Section. 19. Inspection, Data, and Access. Landlord and its agents, representatives, lenders, investors, prospective buyers, consultants, and contractors may enter the Premises at reasonable times to inspect the Premises for any reasonable business purpose, and during the last year of the Lease Term, to show the Premises to prospective tenants. Landlord may grant easements, make public dedications, designate or modify common areas, and create restrictions affecting the Project (collectively, “Encumbrances”), provided that Encumbrances do not materially interfere with Tenant's authorized use or occupancy of the Premises. Tenant agrees to execute any reasonable instruments as may be necessary for Encumbrances. Upon reasonable prior notice to Tenant, Landlord may install and maintain sensors and meters (collectively “Devices”) in the Premises for the purpose of collecting raw Building data regarding the operational efficiency of the HVAC, roof, foundation and exterior walls, temperature, utility, and lighting usage (the “Data”). The Devices shall not: (a) materially interfere with Tenant's use or occupancy of the Premises, (b) include cameras, video, or voice recording devices, or (c) collect personal or employee data, or otherwise track or identify people, equipment, or inventory. Landlord shall own all rights, title and interest in all the Data collected from Devices. Upon request to Landlord, Tenant shall have the right to access and use the Data for its internal business purposes during the Lease Term. 20. Quiet Enjoyment. Absent any uncured Event of Default, Tenant shall have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord. 21. Surrender. Upon the Lease termination, or the termination of Tenant's possession of the Premises, Tenant shall surrender the Premises to Landlord in the same condition as received, , ordinary wear and tear, casualty loss and condemnation excepted, and remove all Trade Fixtures, Tenant-Made Alterations and property. Tenant shall remove, or cut below the slab surface, all racking bolts, and repair cracks, spalling, and racking bolt damage with mm-80 (or equivalent) epoxy or polymer to match concrete color and finished smooth with slab surface. All floor striping (including paint or tape) shall be removed with no residual staining or other indication that such striping or taping existed. Any such items not removed shall be deemed abandoned. In the event Tenant fails to comply with either (a) or (b) above, Landlord may complete such work, and Tenant shall reimburse Landlord for the costs thereof no later than thirty (30) days following receipt of demand. Any outstanding Tenant obligations under this Lease shall survive the termination of the Lease Term.

- 7 - 22. Holding Over. Possession of the Premises by Tenant after the termination of this Lease, shall be subject to immediate termination by Landlord, and all terms of this Lease shall be applicable during such holdover period except (a) any expansion, renewal, or similar option shall be null and void, and (b) Monthly Base Rent for the holdover period shall be 150% of the Monthly Base Rent in effect immediately prior to the holdover period. In addition, Tenant shall be liable for all damages incurred by Landlord as a result of the holdover. Holdover shall not extend the Lease Term, and this Section shall not be construed as consent for Tenant to retain possession of the Premises. For purposes of this Section, “possession of the Premises” shall continue until Landlord has legal control over the Premises, all keys have been delivered, and Tenant has surrendered the Premises in the condition and repair as required in this Lease. 23. Events of Default. Each of the following shall be an event of default ("Event of Default") by Tenant: a) Failure by Tenant to pay any installment of Monthly Base Rent, Monthly Taxes, the Monthly FOE, or any other payment required within 5 days after the due date. b) Tenant or any guarantor: (i) makes an assignment for the benefit of creditors; (ii) commences any action to have an order for relief entered on its behalf as a debtor, or to adjudicate it as bankrupt, or insolvent, or seek reorganization, liquidation, or dissolution of it, or its debts, or seek an appointment of a receiver, trustee, custodian or similar official for it, or its property (collectively a "Proceeding for Relief"); (iii) becomes subject to an involuntary Proceeding for Relief which is not dismissed within 60 days of filing; or (iv) is dissolved or otherwise fails to maintain its legal existence. c) Failure to maintain any insurance required by this Lease, or to timely deliver any certificate of insurance. d) Failure to comply with any other provision of this Lease for more than 30 days after Landlord has given Tenant written notice, except as otherwise provided in this Lease (said notice being in lieu of, and not in addition to, any notice required as a prerequisite to a forcible entry, detainer or similar action for possession of the Premises). e) The occurrence of any Event of Default otherwise specifically set forth in this Lease. 24. Landlord's Remedies. For so long as any Event of Default continues, Landlord may at any time elect to: (a) terminate this Lease, (b) terminate Tenant's right of possession of the Premises (but Tenant shall remain liable as hereinafter provided), and/or (c) pursue any other remedies at law or in equity. Upon the termination of this Lease, or termination of Tenant's right of possession, Landlord may, without formal demand or notice except as required by Legal Requirements, re-enter the Premises by any action or proceeding authorized by law, and remove Tenant, and all persons and property therefrom. If Landlord re- enters the Premises, Landlord shall have the right to keep in place, or remove and store, all property at the Premises at Tenant’s expense. In the event Landlord delivers three notices of an Event of Default under this Lease in any twelve-month period, any subsequent failure to comply with this Lease shall be deemed an Immediate Event of Default. The term “Immediate Event of Default” shall mean Tenant has no cure period, and Landlord may immediately pursue all of its remedies. If Landlord terminates this Lease, Landlord may recover from Tenant the sum of: (a) all Monthly Base Rent, Monthly Taxes, Monthly FOE, and all other amounts payable by Tenant which have accrued as of the date of termination; (b) the value of the Monthly Base Rent for any periods of abated Monthly Base Rent; (c) the cost of reletting the Premises, including the unamortized brokerage fees and/or leasing commissions incurred by Landlord, costs of removing and storing property, repairing or altering the Premises to the condition required by Tenant under this Lease; (d) all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys' fees and court costs; and (v) the excess of the then present value of the Monthly Base Rent, Monthly Taxes, Monthly FOE, and other amounts payable by Tenant under this Lease applicable to the period following the termination of this Lease through the Expiration Date, over the present value of any amounts which Tenant establishes Landlord can reasonably expect to recover by reletting the Premises during such period, taking into consideration the availability of acceptable tenants consistent with Landlord’s leasing criteria and other market conditions. Such present values shall be calculated at a discount rate equal to the 90-day U.S. Treasury bill rate at the date of the termination. If Landlord terminates Tenant's right of possession (but not this Lease), Landlord shall use commercially reasonable efforts to relet the Premises without releasing Tenant from any liability hereunder and without notice to Tenant; provided, however, (a) Landlord shall not be obligated to accept a Tenant-proposed tenant, and (b) Landlord shall have the right to lease any other space controlled by Landlord or Landlord’s affiliate first. Any reletting of the Premises shall be on terms and conditions acceptable to Landlord in its sole discretion. Landlord shall not be liable, nor shall Tenant's obligations be reduced as a result of Landlord not reletting the Premises. Landlord shall have the right to make repairs, changes, alterations, or additions to the Premises as Landlord deems necessary in order to relet the Premises. If the Premises is not relet, then Tenant shall pay to Landlord, as damages, a sum equal to: (1) the Monthly Base Rent, Monthly FOE, and

- 8 - Monthly Taxes payable by Tenant for such period that the Premises has not been relet, plus the cost of recovering possession of the Premises (including reasonable attorneys' fees and court costs); (2) any Monthly Base Rent, Monthly Taxes, Monthly FOE, and other amounts accrued and unpaid at the time of repossession; and (3) the costs incurred by Landlord’s efforts to relet the Premises. If the Premises is relet, and the total rent and expenses payable by such replacement tenant (after first deducting any unpaid amounts payable by Tenant which accrued under this Lease, the cost of recovering possession of the Premises, the costs of repairs and alterations to the Premises completed by Landlord on Tenant’s behalf, and leasing commissions) is not sufficient to satisfy the total rent and expenses payable by Tenant under this Lease, then Tenant shall immediately pay any such deficiency to Landlord upon demand. Notwithstanding any reletting without termination, Landlord may elect to terminate this Lease for a previous Event of Default at any time upon written notice. Landlord’s exercise of any remedies shall not be deemed an acceptance of surrender of the Premises and/or a termination of this Lease. Landlord’s failure to enforce its rights under this Lease strictly in accordance the terms hereof shall not modify this Lease or create a custom contrary to the specific provisions of this Lease. Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease, or at law or in equity, shall not waive its rights or remedies in connection with any subsequent Event of Default. No waiver by Landlord of any Lease provision shall be effective unless in writing and signed by Landlord, even if Landlord accepts Tenant’s payments with knowledge of Tenant’s breach of the Lease. Tenant waives all right of redemption following termination of the Lease or Tenant’s right of possession by a judgment or warrant of any court. In the event Landlord exercises self-help, or lock-out, remedies as provided by law Tenant waives all claims against Landlord for business loss, business interruption, or any other damages resulting from Landlord's self-help or lock-out. The terms "enter," "re-enter," "entry" or "re- entry," as used in this Lease, are not restricted to their technical legal meanings. 25. Tenant's Remedies/Limitation of Liability. Landlord shall be in default of this Lease if Landlord fails to perform any of its obligations under this Lease within 30 days after written notice from Tenant specifying such failure (unless performance will, due to the nature of the obligation, require more than 30 days, then after a period of time reasonably necessary to cure such default). All obligations of Landlord shall be construed as covenants, not conditions; and, except as otherwise provided in this Lease, Tenant may not terminate this Lease for Landlord's breach of its obligations. The term "Landlord" shall mean only the then- current owner of the Premises, and in the event of an assignment of the Lease, the assignor shall be released and discharged from all obligations of Landlord under this Lease, and such obligations shall be binding during the Lease Term upon each new assignee for the duration of such owner's ownership. Any liability of Landlord shall be limited solely to its interest in the Building, and in no event shall any personal liability or recourse to any other property or assets of Landlord be asserted against Landlord. 26. Subordination. Tenant's interest and rights under this Lease shall automatically be subject and subordinate to any lien of an existing or future mortgage or any ground lease to which the Premises is subject, and all amendments, modifications, assignments and extensions thereof. Tenant agrees, at the election and after notice of the holder of any mortgage, or lessor under any ground lease, to execute, acknowledge and deliver such instruments to confirm such subordination and attornment. Any such holder may at any time subordinate its mortgage to this Lease, without Tenant's consent, by notice in writing to Tenant. The term "mortgage" whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances. Any reference to the "holder" of a mortgage shall be deemed to include the beneficiary under a deed of trust. 27. Mechanic's Liens.. Tenant shall not allow any lien or encumbrance of any kind to be placed upon the Building as a result of services or materials provided to the Building at any Tenant Parties’ request. Tenant shall save and hold Landlord harmless from all loss, cost or expense based on or arising out of claims or liens asserted against the Building. Tenant shall give Landlord immediate written notice of any lien or encumbrance placed against the Building and cause the lien or encumbrance to be discharged, or bonded over, in a manner satisfactory to Landlord, within 20 days of the filing or recording thereof or such failure shall be deemed an immediate Event of Default. 28. Estoppel Certificates. Tenant agrees to execute and deliver to Landlord, or Landlord’s designee, within 10 days after Landlord’s request an estoppel certificate containing customary provisions. Tenant's failure to timely deliver an estoppel certificate shall constitute an immediate Event of Default. 29. Environmental Requirements. Except for Permitted Hazardous Materials pursuant to Exhibit F, Tenant shall not allow any party to introduce, transport, store, use, generate, manufacture, or dispose of any Hazardous Material at the Project without Landlord's prior written consent except for Hazardous Materials contained in: (a) products used by Tenant in de minimis quantities for ordinary cleaning and office purposes;

- 9 - (b) forklift propane tanks, and (c) products stored by Tenant in their original, sealed, and unopened containers, Tenant shall not allow any party to introduce, transport, store, use, generate, manufacture, or dispose of any Hazardous Material at the Project without Landlord's prior written consent. Tenant, at its sole cost and expense, shall: (v) cause its operations at the Project to comply strictly with all Environmental Requirements, including all reporting obligations imposed by applicable Environmental Requirements in the capacity as “operator” of Tenant’s “facility” and the “owner” (as such terms are used in applicable Environmental Requirements) of all Hazardous Materials brought onto the Project by Tenant Parties, and the wastes, by-products, or residues generated, resulting, or produced therefrom, or extracted from the Project; (w) promptly inform and provide copies of any documentation relating in any way to Hazardous Materials at the Project which Tenant receives or sends; (x) promptly and diligently remediate in a manner satisfactory to Landlord’s reasonable requirements, any Hazardous Materials released on, or from, the Project by Tenant Parties; (y) promptly notify Landlord in writing of any spill, release, discharge, or disposal of any Hazardous Material in, on, or under the Project; and (z) promptly complete and deliver any disclosure or certification requested by Landlord concerning Tenant Parties’ transportation, storage, use, generation, manufacture or release of Hazardous Materials in, on, or about the Project. Tenant shall be strictly liable to Landlord for Tenant Parties’ transportation, storage, use, generation, manufacturing, disposal, or release of Hazardous Materials at the Project without regard to the fault or negligence of any other party. Notwithstanding any notice and cure periods provided herein, Tenant shall promptly commence and diligently pursue its remediation obligations in accordance with this Section. The term "Environmental Requirements" means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders, or other similar enactments of any governmental authority or agency regulating or relating to health, safety, or environmental conditions, including the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. The term "Hazardous Materials" means any substance, material, waste, pollutant, or contaminant regulated by any Environmental Requirements, asbestos, radioactive materials, and petroleum (including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixtures of natural gas and such synthetic gas). Tenant shall have no liability to Landlord as to Hazardous Materials on the Project which arose prior to Tenant’s initial possession of the Premises, or during the Lease Term which were caused or permitted by any party other than Tenant, or Tenant Parties, or for Tenant’s disturbance of known existing Hazardous Materials. Tenant shall indemnify, defend, and hold Landlord Parties harmless from and against any and all losses, claims, demands, actions, suits, damages, costs and expenses (including reasonable attorney, fees, punitive damages, and any reduction in the value of the Project) which are brought or recoverable against, or suffered or incurred by Landlord as a result of: (a) any release of Hazardous Materials on, or from, the Project by Tenant Parties, or (b) Tenant Parties’, breach of, or noncompliance with, this Section, regardless of whether Tenant had knowledge of such noncompliance. Tenant’s obligations under this Section shall survive the Expiration Date or earlier termination of this Lease. If Landlord’s inspection pursuant to Section 19 reveals noncompliance by Tenant, Tenant shall promptly reimburse Landlord for the reasonable cost of such inspection and testing. Landlord's receipt of a ‘clean’ environmental assessment shall in no way release Tenant from its obligations under this Section or constitute a waiver by Landlord of its rights and remedies herein. 30. Rules and Regulations. Tenant shall comply with all rules and regulations reasonably established by Landlord covering use of the Project. The current rules and regulations are attached hereto as Exhibit B, which may be supplemented from time to time. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project. 31. Force Majeure. Neither Landlord nor Tenant shall be responsible for delays in the performance of its obligations hereunder caused by labor disputes, acts of God, inability to obtain labor or materials, governmental restrictions or regulations or delay in issuance of permits, enemy or hostile governmental action, civil commotion, casualty, and other causes beyond the reasonable control of Landlord or Tenant, as the case may be (collectively, "Force Majeure"); provided Force Majeure shall not apply to monetary obligations. 32. Entire Agreement. This Lease constitutes the entire agreement of Landlord and Tenant with respect to the subject matter hereof. Any prior agreements, promises, negotiations, or representations are superseded by this Lease. This Lease may only be amended in writing signed by both parties.

- 10 - 33. Severability. If any clause of this Lease is deemed to be illegal, invalid or unenforceable under present or future laws, then it is the intention of the parties that such clause be replaced with a valid clause of similar meaning and that the remainder of this Lease shall not be affected. 34. Brokers. Each party represents and warrants to the other that it has not dealt with any broker or agent in connection with this transaction, other than Landlord Broker and Tenant Broker, if any, set forth in Section 1 of this Lease. Each party agrees to defend, indemnify and hold the other harmless from and against any claims by any other broker or agent claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this Lease. 35. Miscellaneous. a) TIME IS OF THE ESSENCE AS TO THE PERFORMANCE OF TENANT'S AND LANDLORD’S OBLIGATIONS UNDER THIS LEASE. b) Any payments or charges due from Tenant to Landlord aside from monthly Base Rent shall be considered additional rent for all purposes of this Lease. Together with Base Rent, additional rent may also be referenced as “rent.” c) All Lease notices shall be in writing and sent to the applicable party as set forth in Section 1 by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or hand delivery. Either party may, upon written notice, change its notice address(es). Notice shall be deemed given upon delivery or refusal of delivery except where otherwise provided herein. d) Where approval or consent is required of either Landlord or Tenant, such approval or consent shall not be unreasonably withheld, conditioned or delayed except as otherwise provided herein, or as otherwise required by law. e) At Landlord's request, Tenant shall furnish Landlord with true and complete copies of its most recent financial statements. f) Neither this Lease, nor a memorandum of lease, shall be recorded by Tenant. g) The laws of the state of Nevada shall govern the construction and interpretation of this Lease, without regards to any principles of conflicts of laws. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments to this Lease. h) Landlord’s submission of this Lease shall not constitute an option to lease the Premises, nor be binding or confer any right or impose any obligations upon either party until execution and delivery of this Lease by both parties. i) The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope, intent, or any provision of this Lease, or in any way affect the interpretation of this Lease. j) All exhibits and addenda attached hereto are incorporated into, and made a part of, this Lease. In the event of any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control. k) Any amount not paid by Tenant when due shall bear interest from such due date until paid in full at the highest rate permitted by applicable law, not to exceed 15 percent per year. l) In the event either party initiates litigation to enforce the terms and provisions of this Lease, the non-prevailing party shall reimburse the prevailing party for its reasonable attorney's fees, filing fees, and court costs. The phrase “prevailing party” includes a party who substantially receives the relief desired whether by dismissal, summary judgment, or otherwise m) Landlord shall have the right, without Tenant’s consent, to place an energy technology installation, such as a solar system, on the roof of the Building, or otherwise at the Project, or to enter into a lease allowing a third party the right to do so; provided the energy technology system does not adversely impact Tenant’s use and occupancy of the Premises, or subject Tenant to any additional costs. Tenant waives all rights to any environmental attributes or incentives resulting from an energy technology installation. Tenant hereby waives all rights to, and agrees and acknowledges that Landlord shall retain the exclusive right to the use of the exterior of the Building and Project for any signage purposes, virtual or otherwise except as provided otherwise in this Lease. Landlord may request, and Tenant shall deliver to Landlord, data regarding Tenant’s utility usage at the Premises as required by law or to provide, maintain, improve, and keep in good working order the Project. Tenant can satisfy this requirement by either: (a) providing written consent for Landlord to obtain the information directly from the utility company, or (b) providing the data to Landlord in an electronic format reasonably acceptable to Landlord.

- 11 - n) This Lease may be executed in multiple counterparts, each of which shall be considered an original, but all of which shall constitute one and the same agreement. The signature of a party transmitted electronically (e.g., e-signature) or by facsimile, PDF and/or other electronic image file format shall constitute and have the same force and effect as the original signature of the party. Following execution, a PDF (or similar image file format) of this entire agreement (whether signed electronically or in ink) shall be considered to be the original agreement for all purposes. o) The term “days” shall mean calendar days unless otherwise specified, and the term “including” shall mean ‘including, but not limited to’. p) Landlord and Tenant each represents to the other that: (i) neither it, nor any person or entity that directly owns a 10% or greater equity interest in it nor any of its officers, directors or managing members is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury, including those parties names on the OFAC’s Specially Designated and Blocked Persons List and those covered pursuant to Executive Order 13224 signed on September 24, 2001, entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; and (ii) its activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or USA Patriot Act, or the regulations or orders promulgated thereunder (as amended from time to time). 36. WAIVER OF JURY TRIAL. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (IN CONTRACT, TORT, OR OTHERWISE), BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO. [REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS] IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date. LANDLORD: TENANT: Dragonfly Energy Corporation, a Nevada corporation By: /OPPS1/_________________________________ Name: /OPPN1/Denis Phares Title: /OPPPresident & CEOT1Chief Executive Officer Prologis, L.P., a Delaware limited partnership By: Prologis, Inc., a Maryland corporation, its general partner By: Authorized Person ______________________________ Megan Creecy-Herman, Vice President of ProLogis Logistics Services Incorporated, a Delaware corporation

- 12 - Exhibit A : SITE PLAN *in for permit/design subject to review by AHJ

- 13 - Exhibit B: PROJECT RULES AND REGULATIONS 1. The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or its agents, or used by them for any purpose other than ingress and egress to and from the Premises. 2. Tenant shall not place any property in the parking areas, landscaped areas, or other areas outside of its Premises, or on the roof of the Building. 3. No animals shall be allowed in the Building except for service dogs. 4. Tenant shall not install or operate any steam or gas boiler. The use of oil, gasoline or flammable liquids for heating, lighting is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Project. 5. Parking any type of recreational vehicles or boats is specifically prohibited at the Project. Parking any cars or trucks inside of the Building is specifically prohibited. In no event shall any inoperable vehicles be parked at the Project nor shall any "For Sale" sign be displayed for any vehicle. No repair, maintenance or washing of vehicles shall take place on the Project. All vehicles shall be parked in designated parking areas in conformity with all signs and other markings. In the event of a failure to comply with any of the parking requirements in this Lease (a “Parking Default”) which continues for more than 3 days from Landlord’s demand to cease such Parking Default, Landlord may, in addition to any other rights, cause the non-compliant vehicles to be towed at Tenant’s cost without liability to Landlord, and Landlord may hire a parking management company to enforce these parking terms, and Tenant shall reimburse Landlord for all costs incurred with respect to such Parking Default no later than thirty (30) days from receipt of an invoice for such amount. 6. Tenant shall maintain the Premises free from rodents, insects and other pests. 7. Landlord reserves the right (but not the obligation) to exclude or expel from the Project any person who is intoxicated or under the influence of liquor or drugs, or should harass or threaten, verbally or physically Landlord’s employees, contractors, other occupants, or who otherwise violate the Rules and Regulations. 8. All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept closed at all times and in the designated trash enclosure areas. 9. The Premises shall not be used for lodging, sleeping or cooking (other than kitchenette or break room use) or for any immoral or illegal purposes. No gaming devices shall be operated in the Premises. 10. Tenant shall not permit recreational or medical marijuana to be grown, sold, dispensed, or consumed on the Premises or Project. 11. Tenant shall not permit smoking in any interior area of the Premises. 12. Prior to accessing the roof of the Building, Tenant shall provide notice to Landlord of the date of such requested access. When accessing the roof of the Building, Tenant shall follow all Legal Requirements, including OSHA requirements, and use all reasonable and appropriate precautions to ensure safety of such Tenant Parties. Tenant shall not use any part of the Premises to store or in any other way handle firearms, firearms accessories or ammunition.

- 14 - Exhibit C: NEVADA NOTICE OF NON-RESPONSIBILITY Section 12, captioned "TENANT-MADE ALTERATIONS AND TRADE FIXTURES," is revised to include the following: In accordance with Nevada Revised Statutes 108.234(2), Tenant agrees that Landlord’s interest in the Premises and the Building shall not be subject to, and shall be immune from, the attachment of any lien arising as a result of the Tenant-Made Alterations, including any improvement, construction, alteration or repair in the Premises by Tenant, if Landlord, within three (3) days after obtaining knowledge of the construction, alteration or repair, or the intended construction, alteration or repair, gives notice that Landlord will not be responsible for the improvement by recording a notice in writing to that effect with the Official Records of Washoe County, Nevada (“Notice of Non-responsibility”) in the form of Schedule 1 attached hereto. The Notice of Non-responsibility shall be deemed timely recorded within three (3) days immediately following the effective date of the Lease or by the date of the execution of this Lease by all parties, whichever occurs first. Each Notice of Non-responsibility recorded pursuant to Nevada Revised Statutes 108.234 shall set forth the information required in Nevada Revised Statutes 108.234(3) and shall be served by personal delivery or by certified mail, return receipt requested (1) upon Tenant within ten (10) days after the date on which the Notice of Non-responsibility is recorded and (2) upon the prime contractor within ten (10) days after the date on which Tenant contracts with the prime contractor for the construction, alteration or repair of the work of improvement.

- 15 - SCHEDULE 1 TO Exhibit C NOTICE OF NON-RESPONSIBILITY Recording Requested By and When Recorded Mail To: ___________________ ___________________ ___________________ Attn: ______________ Assessor Parcel Number: ___________________ To whom it may concern: 1. Notice is given that ____________, a ____________ (“Landlord”), whose address is ____________________, is the owner of real property in _________, ________ County, Nevada, more particularly described on Exhibit 1to this Notice (the “Property”). 2. Other persons having an interest in the Property, and the interest of such persons in the Property, are as follows: ____________, a ____________ (“Tenant”), whose address is ____________________, under that certain Lease dated as of ____________, 20__ by and between Landlord and Tenant (the “Lease”). Pursuant to the terms of the Lease, Tenant is authorized to and will cause a work of improvement to be constructed, altered or repaired on the Property. 3. The location of the improvement is ________________ and the legal description of the property on which the improvement is or will be constructed, altered or repaired is the Property. 4. Landlord knew of the intended improvements on the Property by Tenant (the “Project”) at the execution of the Lease. 5. Three days have not elapsed since execution of the Lease by all parties. 6. Landlord will not be responsible for the Project or for any labor or materials that have been, are being, or may in the future be, furnished or supplied to the Property with respect to the Project. 7. Landlord has notified Tenant in writing that Tenant must comply with the requirements of Nevada Revised Statutes 108.2403. This Notice is given pursuant to Nevada Revised Statutes 108.234(2) and (3). Dated: _________, 20____. LANDLORD: __________________, a ______________________ By:

- 16 - STATE OF _______ ) ) ss. COUNTY OF ______ ) This instrument was acknowledged before me on ________, 20____, by __________, as ____________ of ______________, a __________________. (Signature of Notarial officer) (My commission expires )

- 17 - Exhibit D: ONE RENEWAL OPTION AT MARKET (CLEAR LEASE) (a) Provided that as of the time of the giving of the First Extension Notice and the Commencement Date of the First Extension Term (as such terms are defined below), (x) Tenant is the Tenant originally named herein, (y) Tenant actually occupies all of the Premises initially demised under this Lease and any space added to the Premises, and (z) no Event of Default exists, or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right to extend the Lease Term for an additional term of 60 months (such additional term is hereinafter called the "First Extension Term") commencing on the day following the expiration of the Lease Term (hereinafter referred to as the "Commencement Date of the First Extension Term"). Tenant must give Landlord notice (hereinafter called the "First Extension Notice") of its election to extend the term of the Lease Term at least 9 months, but not more than 12 months, prior to the Expiration Date. (b) The Base Rent payable by Tenant to Landlord during the First Extension Term shall be the greater of: (i) the Base Rent in effect on the Expiration Date (if the Base Rent is stated as an annual or other periodic rate, adjusted for the length of the Lease Term), and (ii) the Fair Market Rent, as defined and determined pursuant to Sections (c) and (d) below. (c) The term "Fair Market Rent" shall mean the Base Rent, expressed as an annual rent per square foot of floor area, which Landlord would have received from leasing the Premises for the First Extension Term to an unaffiliated person which is not then a tenant in the Project, assuming that such space were to be delivered in "as-is" condition, and taking into account the rental which such other tenant would most likely have paid for such premises, including market escalations, provided that Fair Market Rent shall not in any event be less than the Base Rent for the Premises as of the expiration of the Lease Term. Fair Market Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord's not having to find a new tenant for the Premises (including without limitation brokerage commissions, cost of improvements necessary to prepare the space for such tenant's occupancy, rent concession, or lost rental income during any vacancy period). Fair Market Rent means only the rent component defined as Base Rent in the Lease and does not include reimbursements and payments by Tenant to Landlord with respect to Monthly FOE, Taxes, or other items payable or reimbursable by Tenant under the Lease. In addition to its obligation to pay Base Rent (as determined herein), Tenant shall continue to pay and reimburse Landlord as set forth in the Lease with respect to such Monthly FOE (subject to be increased by Landlord), Taxes, and other items with respect to the Premises during the First Extension Term. (d) Landlord shall notify Tenant of its determination of the Fair Market Rent for the First Extension Term, along with the Monthly FOE and the Annual FOE Increase, as determined in Landlord’s sole but reasonable determination, applicable to the First Extension Term (the “Fair Market Rent Notice”), and Tenant shall deliver written notice to Landlord within 10 days of receipt of the Fair Market Rent Notice of any objection to the Fair Market Rent Notice. Failure to respond within the 10-day period shall constitute Tenant's acceptance of such Fair Market Rent, Monthly FOE, and the Annual FOE Increase. If Tenant objects to the Fair Market Rent as provided in the Fair Market Rent Notice as provided above, Landlord and Tenant shall commence negotiations to attempt to agree upon the Fair Market Rent within 30 days of Landlord's receipt of Tenant's notice. In the event Landlord and Tenant fail to reach an agreement on such Fair Market Rental Rent, and execute the Amendment (defined below) which provides for the Fair Market Rent, as well as the Monthly FOE, and Annual FOE Increase as provided by Landlord at least 6 months prior to the expiration of the Lease, then Tenant's exercise of the renewal option shall be deemed withdrawn and the Lease shall terminate on the Expiration Date. The negotiation of the Fair Market Rent as provided above shall be limited to the determination of the Base Rent and shall not affect or otherwise reduce or modify the Tenant's obligation to pay or reimburse Landlord for the Monthly FOE, Taxes, or any other reimbursable items. (e) Except for the Base Rent, Monthly FOE, and Annual FOE Increase, Tenant's occupancy of the Premises during the First Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Lease Term; provided, however, Tenant shall have no further right to extend the Lease Term pursuant to this exhibit or to any allowances, credits or abatements or options to expand, contract, renew or extend the Lease.

- 18 - (f) If Tenant does not send the First Extension Notice within the period set forth in Section (a), Tenant's right to extend the Lease Term shall automatically terminate. Time is of the essence as to the giving of the First Extension Notice and the notice of Tenant's objection under Section (d). (g) Landlord shall have no obligation to refurbish or otherwise improve the Premises for the First Extension Term. The Premises shall be tendered on the Commencement Date of the First Extension Term in "as-is" condition. (h) If the Lease is extended for the First Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term, the Base Rent, the Monthly FOE, and the Annual FOE Increase applicable to the First Extension Term, and the other provisions applicable thereto (the "Amendment"). (i) If Tenant exercises its right to extend the term of the Lease for the First Extension Term pursuant to this Exhibit, the term "Lease Term" as used in the Lease, shall be construed to include, when practicable, the First Extension Term except as provided in (e) above.

- 19 - EXHIBIT E: STORAGE AND USE OF PERMITTED HAZARDOUS MATERIALS 1. Permitted Hazardous Materials and Use. Tenant has requested Landlord's consent to Use (hereinafter defined) the Hazardous Materials listed below in its business at the Project (the "Permitted Hazardous Materials"). Subject to the conditions set forth on Schedule 1 to Exhibit E, Landlord hereby consents to the Use of the Permitted Hazardous Materials subject to the terms of this Exhibit. Any Use of the Permitted Hazardous Materials in, on, or about the Project shall be done in a manner consistent with good engineering practice and in compliance with all Environmental Requirements. Permitted Hazardous Materials (including maximum quantities): 30 containers holding 6 million cells (which is 600 pallets worth). Use. The generation, receipt, maintenance, treatment, manufacturing, storage, use, process, transportation, or disposal (the "Use") involving the Permitted Hazardous Materials are further described below [If limited to receiving and storage, so specify]: Storage and assembly of the Permitted Hazardous Materials. 2. No Current Investigation. Tenant represents and warrants that it is not currently subject to an inquiry, regulatory investigation, enforcement order, or any other proceeding regarding the generation, use, treatment, storage, or disposal of a Hazardous Material. 3. Indemnification. Tenant's indemnity obligation under the Lease with respect to Hazardous Materials shall include indemnification for Tenant, or any Tenant Parties’, Use of Hazardous Materials, or Tenant’s breach of obligations or representations set forth herein. Tenant shall be strictly liable to Landlord as a result of Tenant or any Tenant Parties’ Use of Hazardous Materials without regard to the fault or negligence of any other party. 4. Disposal Upon Lease Termination. At the expiration or earlier termination of the Lease Term, Tenant, at its sole cost and expense, shall, in strict compliance with all applicable Environmental Requirements: (i) remove and dispose of any drums, containers, receptacles, structures, or tanks storing or containing (or which have stored or contained) Hazardous Materials and the contents thereof; (ii) remove, empty, and purge all underground and above ground storage tank systems, including connected piping, of all vapors, liquids, sludges, and residues; (iii) close out any permits, registrations, business plans, etc. with the relevant authorities; and (iv) complete the decontamination of any ventilation systems, structural elements, flooring, and other elements of the Project affected by such Use of Hazardous Materials. Tenant’s obligations under this Paragraph shall survive any expiration or termination of this Lease.

- 20 - SCHEDULE 1 TO EXHIBIT E: CONDITIONS FOR LANDLORD’S CONSENT TO USE OF PERMITTED HAZARDOUS MATERIALS At Tenant’s sole cost and expense, and as material pre-conditions to Landlord’s consent to Tenant’s Use of Permitted Hazardous Materials, Tenant shall comply with the following requirements: A. Storage requirements: 1. Racks cannot be greater than 20 ft deep (no limit on length; 2. Transverse and longitudinal flues need to be provided every 5 feet; 3. No solid shelves; 4. No open top containers; and 5. No Expanded Exposed Plastics (as such term is generally understood in the industry). B. Any cell manufacturing dry manufacturing and storage areas shall have the following additional specifications: 1. Ceiling sprinkler protection needs to be extended into any and all rooms containing Permitted Hazardous Materials; and 2. If, in Tenant’s sole determination, water damage is a concern then Tenant shall use one of the following options: a. Tenant shall install a double interlock pre-action sprinkler system; or b. A Novec fire suppression system with a connected reserve. C. All areas of the Building in excess of 30 vertical feet shall utilize K22 or K25 ESFR sprinklers in compliance with NFPA 13 (2022 Edition).